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                                                                     Exhibit 2.2

                                  PUT AGREEMENT


                  PUT AGREEMENT (this "Agreement"), dated as of December 31, 1998, by and between VORNADO REALTY TRUST, a Maryland real estate investment trust ("Vornado"), and Vornado Operating L.P., a Delaware limited partnership ("Operating").


                               W I T N E S S E T H


                  WHEREAS, pursuant to the Assignment Agreement, dated as of December 31, 1998, Vornado CESCR L.L.C. sold, assigned, transferred and conveyed to Operating all of its beneficial interest in THREE HUNDRED EIGHTY THOUSAND (380,000) Class C Units of Charles E. Smith Commercial Realty L.P., a Delaware limited partnership (the "Assigned Interests"); and

                  WHEREAS, Operating desires to acquire from Vornado, and Vornado desires to grant to Operating, a put option on the Assigned Interests on the terms herein described.

                  NOW, THEREFORE, the parties, intending to be bound, hereby agree as follows:



                                    ARTICLE I
                                   PUT OPTION

                  Section 1.1 Grant. Vornado hereby grants to Operating an option to require Vornado or a designated affiliate of Vornado to purchase all (but not less than all) of the Assigned Interests (the "Put Option"), which obligation, subject to the terms and conditions hereof, shall be irrevocable and unconditional, on the terms set forth below.

                  Section 1.2 Exercise of Put Option; Option Price. (a) The Put Option shall be exercisable in the manner described in Section 2.1 below at any time during the period (the "Exercise Period") from the date hereof through December 31, 1999.




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(b) Upon exercise of the Put Option, the purchase price per unit payable for the
Assigned Interests shall be equal to the excess, if any, of (i) the sum of (x) TWELVE MILLION, NINE HUNDRED TWENTY THOUSAND AND NO/100 DOLLARS ($12,920,000) purchase price plus (y) a cumulative, quarterly compounded, return on such amount at a rate of 10% per annum (taking into account the timing and amounts of all previous distributions in respect of the Assigned Interests received or receivable by Operating) in respect of the period in which the Assigned
Interests are owned by Operating minus (ii) the sum of all distributions received by Operating in respect of the Assigned Interests from the date hereof through the date of such exercise (the "Option Price"). Any overpayments or underpayments of the Option Price resulting from receipt of distributions in respect of the Assigned Interests after the Closing Date will be subject to a true-up after the receipt of such distributions. In the event that the Assigned Interests are converted or otherwise changed into other securities, there is a distribution of partnership units or other securities in respect of the Assigned Interests, or there is a reclassification, recapitalization or similar transaction involving the Assigned Interests, the term "Assigned Interests" shall be deemed to mean (or include, as applicable) any such other securities into which the Assigned Interests are converted or changed, any such securities received in respect of the Assigned Interests and any such securities received in any such transaction, as applicable, and the Option Price payable upon exercise of the Put Option shall be equitably adjusted to give effect to any such transaction or event.



                                   ARTICLE II
                               EXECUTION OF OPTION

                  Section 2.1 Exercise Mechanics. (a) Operating may (upon the approval of the disinterested directors of Operating) exercise the Put Option in respect of all (but not less than all) of the outstanding Assigned Interests on any business day during the Exercise Period (the "Exercise Date") by giving notice of demand, which notice shall specify the Exercise Date and the Closing Date (which date shall be not less than 60, and not more than 90, days after the date such notice is received by Vornado), in accordance with the requirements of
Section 4.1 hereof. Such notice, once given, shall be irrevocable.

                  (b)      On the Closing Date:


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                  (i) Vornado shall pay the Option Price in cash in immediately available funds to an account designated by Operating;

                  (ii) Operating shall deliver to Vornado an assignment, in form and substance reasonably satisfactory to Vornado, of the Assigned Interests, together with any certificate or certificates representing the Assigned Interests then in the possession of Operating; and

                  (iii) Operating hereby covenants that upon assignment of any of the Assigned Interests to Vornado pursuant to the Put Option and payment therefor by Vornado, Vornado will receive all of Operating's right, title and interest in and to such Assigned Interests free and clear of any security interest or other lien.

                  Section 2.2 Default Interest. If Vornado shall fail to pay the Option Price on the Closing Date, Vornado shall pay interest on the Option Price at a rate of 15% per annum, from and including the Closing Date to but excluding the date of actual payment of the Option Price. Such interest shall be compounded daily and calculated on the basis of actual days elapsed in a year of 365 days.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

                  Each party represents and warrants to the other party as follows as of the date of this Agreement:

                  Section 3.1 Organization. It is a real estate investment trust or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the State of Maryland or the State of Delaware, as applicable. It has the requisite trust or limited partnership, as applicable, power and authority to enter into this Agreement and the other agreements contemplated hereby to which it is a party, to exercise its rights hereunder and thereunder and to perform and comply with its obligations hereunder and thereunder.

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                  Section 3.2 Authorization and Validity of Agreements. Each of
this Agreement and the other agreements contemplated hereby to which it is a party has been duly authorized, executed and delivered by it and (assuming that it is a valid and binding agreement of the other party hereto and thereto) constitutes a valid and binding agreement of it enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  Section 3.3 Non-Contravention. The execution, delivery and performance by it of this Agreement and the other agreements contemplated hereby to which it is a party do not and will not (i) violate any provision of its organizational documents, (ii) conflict with, or result in a breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after notice or lapse of time or both) of any right or obligation of it under, any agreement, license, permit or undertaking to which it is a party or by which it is bound or to which any of its assets are subject, result in the creation of any liens, charges, encumbrances, security interests, options, pledges, restrictions or any other claims or third party rights upon said assets, or (iii) violate or result in a breach of or constitute a default under any judgment, order, injunction, decree, law, rule, regulation or other restriction of any court or governmental or monetary authority to which it is subject.

                  Section 3.4 Authorizations. There is no authorization, approval, consent or waiver required to have been obtained by it from, or notice or filing required to have been given by it to or made by it with, any governmental authority or other person or entity in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party other than those that have been obtained or made prior to the date hereof or relate to the ongoing administration of it.


                                   ARTICLE IV
                            MISCELLANEOUS PROVISIONS

                  Section 4.1 Notices. Any notice pursuant to this Agreement shall be in writing signed by or on behalf of the party giving it and may be served by sending it by confirmed facsimile, prepaid recorded delivery or registered post to the address of the other party set forth below (or



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to such other address as such other party shall have specified by a notice given in accordance with this Section 4.1). Notices will be effective when received.

                  The details for notices are:

                           IF TO VORNADO:

                           Vornado Realty Trust
                           Park 80 West, Plaza II
                           Saddle Brook, New Jersey 07663
                           Attention: Joseph Macnow



                           IF TO OPERATING:

                           Vornado Operating L.P.
                           Park 80 West, Plaza II
                           Saddle Brook, New Jersey 07663
                           Attention: Irwin Goldberg


                           COPIES TO:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           Attention: Joseph C. Shenker, Esq.

                  Section 4.2 Assignment; Certain Matters Relating to Exercise of Put Option. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothwithstanding the foregoing, (i) neither this Agreement nor any of the rights granted herein, nor any of the other interests and obligations created hereunder, shall be assigned or delegated in whole or in part by Operating (whether directly or indirectly or by sale, transfer, merger or otherwise) without the prior express written consent of Vornado, and any such attempted assignment or delegation shall be void and (ii) Vornado may delegate or assign the obligation to acquire the Assigned Interests upon exercise of the Put Option to a third party (provided that notwithstanding any such delegation or assignment, Vornado shall remain liable for its obligations hereunder). Without limitation of the foregoing, in the event of any sale, transfer, disposition or similar transaction involving the Assigned Interests by or at the direction of Operating (other than any transfer of an interest in the Assigned Interests to Operating as



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contemplated by the Assignment Agreement), the Put Option shall lapse and be of no further force or effect.

                  Section 4.3 Governing Law; Jurisdiction. This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof.

                  Section 4.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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                  IN WITNESS WHEREOF, the parties have hereunto signed their names in the space provided below as of the date first above written.


                                     VORNADO REALTY TRUST



                                     By: /s/ Irwin Goldberg
                                        ----------------------------------
                                        Name: Irwin Goldberg
                                        Title: Vice President -
                                                       Chief Financial
                                                         Officer


                                     VORNADO OPERATING L.P.

                                     By: Vornado Operating Company,
                                         General Partner



                                     By: /s/ Irwin Goldberg
                                        ----------------------------------
                                        Name: Irwin Goldberg
                                        Title: Vice President -
                                                       Chief Financial
                                                         Officer



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